Exhibit 99.1

News Announcement	For Immediate Release

DIGITAL CINEMA DESTINATIONS CORP. (DIGIPLEX)
PRICES INITIAL PUBLIC OFFERING

WESTFIELD, New Jersey (April 17, 2012) - Digital Cinema Destinations Corp.  (NASDAQ:DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theatres into digital entertainment centers, today announced the pricing of its initial public offering of 2.2 million shares of Class A common stock at $6.10 per share.  The underwriters have been granted a 45-day option to purchase up to 330,000 additional shares to cover over-allotments, if any.  The Company’s shares are expected to begin trading on the NASDAQ Capital Market today under the symbol “DCIN.”

Maxim Group LLC and Dominick & Dominick LLC acted as joint book-running managers for the offering, which is being made only by means of a written prospectus, copies of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174 (212/895-3685); or from Dominick & Dominick LLC, Attention: Prospectus Department, 150 East 52nd Street, New York, NY 10022 (212/558-8831), or by emailing nblock@dominickanddominick.com.  Copies are also available at the SEC’s website www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital Cinema Destinations Corporation (www.digiplexdest.com)

Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live sports events, concerts, conferences, operas, videogames, auctions, fashion shows and, on an ongoing basis, the very best major motion pictures. Pro forma after the consummation of the initial public offering and the closing of the Company’s acquisition of Cinema Centers, the Company will operate eight cinemas and 73 screens in PA, NJ and CT.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Digital Cinemas Destination Corp. may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Risk factors are disclosed in our Form S-1 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Bud Mayo, Chairman/CEO Digital Cinema Destinations Corp. 908/396-1362 or bmayo@digiplexdest.com	Robert Rinderman or Jennifer Neuman Jaffoni & Collins Incorporated 212/835-8500 or DCIN@jcir.com

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